Exhibit 10.1

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the “Amendment”), dated as of June 27, 2016, is entered into by and between FORM Holdings Corp. f/k/a Vringo, Inc. (the “Company”), and David L. Cohen (the “Employee”), for purposes of amending the terms of that certain Employment Agreement dated May 7, 2013 and as amended October 13, 2015 (the “Agreement”).

WHEREAS, Employee is the Chief Intellectual Property Officer of Company with duties, responsibilities and a place of employment delineated in the Agreement, and Company desires to continue to Employee’s employment in manner consist with such duties, responsibilities and place of employment for the Employment Term (as defined below); and

WHEREAS, the Company and Employee desire to amend the expiration of the Agreement and the Company desires to amend certain other provisions of the Agreement related to Employee’s bonus and incentive compensation, severance, and restrictive covenants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties amend the Agreement and agree as follows:

1.	All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

2.	The following shall replace and amend and restate in its entirety Section 1(c) of the Agreement:

“The Company hereby agrees to continue to employ Employee upon the terms set forth in this Agreement until June 30, 2017, unless sooner terminated in accordance with the provisions of Section 7 below (the “Employment Term”). At the end of the Employment Term this Agreement shall terminate except as otherwise provided herein.”

3.	The following shall replace and amend and restate in its entirety Section 4 of the Agreement:

“Bonuses and Incentive Compensation. The Company will pay to the Employee a one-time bonus in the amount of $75,000, less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the “Bonus”). This Bonus shall be paid to the Employee on the first regularly scheduled payroll date following June 30, 2016.”

4.	The following shall replace and amend and restate in its entirety the first sentence of Section 7(a) of the Agreement:

“The Employee’s employment hereunder shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of Employee’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee.”

5.	The following shall replace and amend and restate in its entirety Sections 7(e), (f), (g), and (h) of the Agreement:

“(e)	By the Employee. The Employee shall be entitled to terminate this Agreement and the Employee’s employment with the Company at any time by providing prior written notice to the Company of 2 calendar days; provided, however, that the Company shall maintain the discretion to terminate the Employee at any time during the notice period set forth in this Section 7(e) (with such earlier termination deemed to be the effective date of termination). Upon termination by the Employee of this Agreement and the Employee’s employment with the Company, the Company shall have no further obligations or liability to the Employee or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Employee the Accrued Obligations through the effective date of termination of Employee’s employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(f)	By the Company without Cause. The Company shall be entitled to terminate this Agreement and the Employee’s employment with the Company at any time without Cause upon written notice to the Employee. Upon termination by the Company of this Agreement and the Employee’s employment with the Company without Cause in accordance with the Company’s notice of termination, the Company shall pay or provide to the Employee at the time the Company has in fact terminated the Employee (or, following his death, to the Employee’s heirs, administrators or executors) the amounts and benefits described below:

(A)	The Accrued Obligations through the date of termination of employment.

(B)	Subject to Sections 7(g) and (h) below, an amount of Base Salary (at the rate of Base Salary in effect immediately prior to the Employee’s termination hereunder) that would be payable from the date of termination of employment until June 30, 2017 (the “Severance”). Except as otherwise provided in this Agreement, the Company shall pay to Employee the Severance in substantially equal installments commencing on the Company’s next regular payroll date following the date the Release (referenced in Section 7(h) below) becomes irrevocable and enforceable; provided, however, that if the 30 day period referenced in Section 7(h) below begins in one calendar year and ends in the following calendar year, the Company shall pay to Employee the Severance in substantially equal installments commencing on the Company’s first eligible regular payroll date occurring in the following calendar year. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

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(C)	Subject to Sections 7(g) and (h) below, COBRA continuation coverage paid in full by the Company, so long as Employee has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments to continue for coverage ending June 30, 2017. After such period, Employee is responsible for paying the full cost for any additional COBRA continuation coverage to which Employee is then entitled. If the Company’s payment of the COBRA premiums on the Employee’s behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(D)	The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g)	Acceptance of Alternative Employment. Employee agrees to notify the Company in writing of Employee’s acceptance of any written, bona fide offer of employment or engagement from another employer (an “Acceptance”) within 2 days of such Acceptance. If the Acceptance occurs during the Employment Term, it shall be deemed a termination by the Employee under Section 7(e) and the effective date of the termination shall be the Acceptance notification date.

(h)	Release of Claims. It is agreed that an express condition of the payment or provision by the Company of any severance amount or post-termination benefit called for under Section 7(f) of this Agreement (other than the payment of any Accrued Obligations) shall be subject to the Company’s concurrent receipt of a general release of all claims against the Company and its affiliates by Employee in the form reasonably acceptable to the Company and Employee, and such release must be effective and irrevocable prior to the 30th day following the termination of the Employee’s employment (the “Release”).”

6.	The following shall replace and amend and restate in its entirety Section 8(c) of the Agreement:

“The term “Restricted Period,” as used in this Section 8, shall mean during the period of time the Employee is employed with the Company.”

7.	Section 8(f) of the Agreement is deleted in its entirety.

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8.	Company has granted Employee certain restricted stock units (“RSUs”) in grants dated July 26, 2012 and February 11, 2013, and stock option awards (“Options”) in grants dated July 26, 2012, August 8, 2012, February 11, 2013 and February 20, 2014 that have vested and continue to vest over time. All RSUs and Options that Company has granted to Employee and relevant exercise price and vesting schedule are included in Exhibit A to the Amendment.

9.	Employee acknowledges that this Amendment, the execution thereof, and any communications or negotiations between Employee and the Company related to this Amendment or otherwise, do not constitute a Good Reason termination (as formerly defined in the Agreement) under the Agreement.

10.	This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.	This Amendment may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FORM Holdings Corp.

By: /s/ Andrew D Perlman

Name: Andrew D Perlman

Its: Chief Executive Officer

/s/ David L. Cohen

David L. Cohen

Dated: June 27, 2016

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